877 North 8th West, Riverton, WY  82501 USA, Ph: (307) 856-9271, Fx: (307) 857-3050, www.usnrg.com

For Immediate Release

U.S. ENERGY CORP. ANNOUNCES INITIATION OF GEOTHERMAL TEMPERATURE GRADIENT DRILLING PROGRAM WITH STANDARD STEAM TRUST, LLC

RIVERTON, Wyoming – June 1, 2009 – U.S. Energy Corp. (NASDAQ Capital Market: “USEG”) (“USE” or the “Company”), a natural resources exploration and development company with interests in molybdenum, oil and gas, geothermal, and real estate assets, today announced that Standard Steam Trust LLC (“SST”) has embarked on a 22-hole temperature gradient drilling (TGD) program at one of its geothermal prospects in an area of known geothermal potential in Idaho.  The program consists of drilling twenty-two 500ft holes and is scheduled to run through midsummer 2009.  The purpose of the TGD program is to define downhole temperature gradients across a broad spectrum of the lease hold.  Data from the TGD program will be used to further identify resource potential and production test drilling targets.  This process is a preliminary step in determining the commercial viability of the property.

Results from the first five temperature gradient drill holes have already been received and indicate an increase in water temperature of 5-7 F° per 100 feet.  These increases indicate that commercial water temperatures may be found between 3,500 to 5,000 ft.

SST’s total current leasehold position is approximately 73,500 acres.  This prospect area consists of approximately 7,900 of those acres.  SST has targeted this area in Idaho due to its historical production of hot water from local water wells, previous deep hot water drill hole tests, access to transmission capacity and a leasehold that is comprised mostly of fee and leased state land.

Press Release
June 1, 2009

If the TGD program continues to produce results similar to the first five wells, a production test drilling program consisting of three large diameter wells will follow, with the goal of generating sufficient data to support an industry standard reserve report detailing megawatt production potential for the property.

“Increasingly aggressive state and federal targets for renewable energy generation are resulting in a growing governmental commitment to geothermal energy development ranging from the opening of new permitting offices, a streamlined leasing application process and a $400 million allocation under the American Recovery and Reinvestment Act”,  stated Keith Larsen, CEO of U.S. Energy Corp.  “Our temperature gradient drilling program in Idaho is a first substantial step in proving up a commercially viable geothermal resource.  We plan to follow the Idaho program with another TGD program in Nevada in the third quarter.  SST is aggressively advancing both its leasing and development activities and I am confident that this sector of our business will prove to enhance the value of our Company,” he added.

In December 2008, U.S. Energy announced it had acquired a 25% interest in Standard Steam Trust LLC, a private geothermal exploration and development company based in Denver, Colorado.  At that time, SST had approximately 60,000 acres of BLM, state and fee leases in six prospect areas in three states.  Since then, SST has acquired an additional 13,500 acres of new leases with geothermal potential.

SST’s overall goal is to have approximately 140,000 total net acres under lease by year end 2009.

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Press Release
June 1, 2009

About U.S. Energy Corp.

U.S. Energy Corp. is a diversified natural resource company with interests in molybdenum, oil and gas, geothermal and real estate assets.  The Company is headquartered in Riverton, Wyoming, and its common stock is listed on The NASDAQ Capital Market under the symbol “USEG”.

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Disclosure Regarding Mineral Resources Under SEC and Canadian Regulations; and Forward-Looking Statements

The Company owns or may come to own stock in companies which are traded on foreign exchanges, and may have agreements with some of these companies to acquire and/or develop the Company’s mineral properties.  An example is Sutter Gold Mining Inc.  These other companies are subject to the reporting requirements of other jurisdictions.

United States residents are cautioned that some of the information available about our mineral properties, which is reported by the other companies in foreign jurisdictions, may be materially different from what the Company is permitted to disclose in the United States.

This news release includes statements which may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect," or similar expressions.  These statements are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Factors that would cause or contribute to such differences include, but are not limited to, future trends in mineral prices, the availability of capital, competitive factors, and other risks.  By making these forward-looking statements, the Company undertakes no obligation to update these statements for revision or changes after the date of this release.

For further information on the differences between the reporting limitations of the United States, compared to reports filed in foreign jurisdictions, and also concerning forward-looking statements, please see the Company’s Form 10-K (“Disclosure Regarding Forward-Looking Statements”; “Disclosure Regarding Mineral Resources under SEC and Canadian Regulation”; and “Risk Factors”); and similar disclosures in the Company’s Forms 10-Q.

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For further information, please contact:

Reggie Larsen
Director of Investor Relations
U.S. Energy Corp.
1-800-776-9271
Reggie@usnrg.com

Nick Hurst
The Equicom Group
Investor Relations
1-403-538-4845
nhurst@equicomgroup.com